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                                                                     EXHIBIT 5.1

                           [Letterhead of Carey Olsen]

Amdocs Limited
Tower Hill House
The Bordage
St. Peter Port
Guernsey

26 June 2006

Dear Sirs:

RE: REGISTRATION STATEMENT ON FORM S-8

The following opinion is furnished to you in connection with the filing by Amdocs Limited (the "Company") of its registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of 297,772 of its ordinary shares, L0.01 par value (the "Shares"), issuable upon the exercise of certain stock options issued pursuant to the Qpass Inc. ("Qpass") 1998 Amended and Restated Stock Option Plan (the "Plan"), which was assumed by the Company in connection with its May 31, 2006 acquisition of Qpass.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of all such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Plan, Articles of Association and Memorandum of Association of the Company.

Based upon such examination, we are of opinion that:

     1. The Company has been duly organized and validly exists as a corporation under the laws of Guernsey, Channel Islands.

     2. When issued and sold upon the exercise of options granted or pursuant to awards made in accordance with the terms of the Plan as contemplated by the Registration Statement, each of the Shares will be validly issued, fully paid and non-assessable.

We express no opinion on any law other than the law of Guernsey as of the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Yours faithfully,


/s/ CAREY OLSEN
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Carey Olsen